AllianceBernstein Equity Income Fund, Inc.
811-07916
Exhibit 77O0
Transactions effected pursuant to Rule 10f-3

Portfolio		AB Equity Income
Security		General Motors Co.
Date Purchased		11/18/2010
Shares Purchased	14,300
Price per Share 	$33.00

Unless otherwise indicated, the securities were part of an issue registered under the Securities Act of 1933 and offered to the public.

(1) Aggregate purchases by all AB buy-side clients,
including the Fund, may not exceed:
a) if purchased in an Offering other than
an Eligible Rule 144A Offering, 25% of the principal
amount of the Offering of such class; or
b) if purchased in an Eligible Rule 144A Offering,
25% of the total of (i) the principal amount of
the Offering of such class sold by the underwriters
or members of the selling syndicate to
qualified institutional buyers,
plus (ii) the principal amount of the Offering of such
class in any concurrent public Offering.
Underwriting Concession		$0.2475

Shares Purchased by
AB including the Funds		4,000,000

Total Shares Offered 		478,000,000

% of Offering Purchased by
AB including the Funds (1)	0.84%

Purchased From			JPMorgan

Shares Held 12/31/10		14,300

Price per Share 12/31/10	$36.86




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